Exhibit 4.21

SHAREHOLDERS AGREEMENT

This Agreement is made as of May 30, 2008 among:

BAJA MINING CORP., a corporation existing under the laws of British Columbia

and

INVEBAJA, SA de CV., a corporation existing under the laws of Mexico

and

MINERA Y METALURGICA DEL BOLEO SA DE CV., a corporation existing under the laws of Mexico
and

KOREA RESOURCES CORPORATION, a corporation existing under the laws of the Republic of Korea

and

LS-NIKKO COPPER INC., a corporation existing under the laws of the Republic of Korea

and

HYUNDAI HYSCO CO. LTD., a corporation existing under the laws of the Republic of Korea

and

SK NETWORKS CO., LTD., a corporation existing under the laws of the Republic of Korea

and

ILJIN COPPER FOIL CO., LTD., a corporation existing under the laws of the Republic of Korea

and

KOREAN BOLEO CORPORATION, SA de CV., a corporation existing under the laws of Mexico

1.

Definitions and Interpretations

1.1

Certain capitalized terms used herein but not defined in this Agreement have the meanings given to them in .

2.

General Principles

2.1

The Corporation will pursue the Corporate Objectives.

2.2

The Corporation will proceed as expeditiously as is commercially reasonable and practicable, to develop and operate the Boleo Project.

2.3

The business of the Corporation will be conducted in the best interests of the Corporation on sound commercial profit-making principles and in accordance with the guidelines, principles and standards agreed and adopted by the Board (and, if applicable, approved by the Shareholders in accordance with Section ) from time to time, so as to have the Corporation maximize shareholder value.

2.4

The Corporation’s business will be conducted in compliance with all applicable   laws, including, without limitation, the laws of Mexico pertaining to environmental matters and health and safety matters, and in compliance with the requirements of the senior    lenders to the Corporation.

3.

Corporation

3.1

Capital of the Corporation.  The registered capital stock of the Corporation is 491,424,506 pesos, represented by 4,913,864 nominative shares with a par value of 100 pesos each which are issued and outstanding as at the date of this Agreement and held as follows:

(a)

3,439,704 Shares are held by Invebaja; and

(b)

1,474,160 Shares are held by KBC.

A corporate chart reflecting the beneficial ownership structure of the Corporation   and the Shareholders is attached to this Agreement as .  Baja Mining represents  to each of the members of the Korean Consortium that the ownership structure with respect to the Baja Mining Shareholder Group set out in  is complete and accurate.    Each of the members of the Korean Consortium represents to Baja Mining that the  ownership structure with respect to the Korean Consortium set out in  is  complete and accurate.

3.2

Auditor.  The Corporation’s Auditor will be an internationally recognized auditing firm.  The initial Auditor of the Corporation will be PricewaterhouseCoopers.

4.

Shareholders

4.1

Compliance with Agreement.  Each Shareholder agrees to vote and act as a shareholder of the Corporation to fulfil the provisions of this Agreement and in all other respects to comply with this Agreement.  Each Shareholder will use all reasonable efforts    to cause the Corporation to comply with this Agreement, and to the extent permitted by    law, will cause its respective nominees as Directors to cause the Corporation to act in accordance with this Agreement and to exercise its rights under this Agreement.

4.2

Covenants by Baja Mining and Korean Consortium.  Each of Baja Mining,   KORES, LS-Nikko, HH, Iljin and SK covenant to take such actions within its control as   may be necessary to cause any Shareholder controlled directly or indirectly by it to at all times fully and faithfully perform and discharge its obligations under this Agreement and     to comply with the terms and conditions of this Agreement, including without limiting the generality of the foregoing, any obligations to make contributions pursuant to Section   and Section  or to provide any Completion Guarantees required to be provided pursuant     to Section .  Each of Baja Mining,  KORES, LS-Nikko, HH, Iljin and SK will co- operate fully and act in good faith to assist in the resolution of any disputes or   disagreements that may arise, including making representatives available to meet with such persons, including Experts, as may be appropriate to resolve such disagreements or   disputes.  The covenants and obligations of Baja Mining,  KORES, LS-Nikko, HH, Iljin    and SK in this Section  are absolute, unconditional, present and continuing and are in no way conditional or contingent upon any event or circumstance, action or omission which might in any way discharge a guarantor or surety.

4.3

Shareholder Approval.  Notwithstanding any other provisions of this Agreement, provided that a Shareholder Group holds at least 25% of the total outstanding Shares, no obligation of the Corporation or any subsidiary thereof shall be entered into, no decision   will be made and no action will be taken by the Corporation or any subsidiary thereof in respect of or relating to the matters identified in Appendix 3, Part A hereto, without the   prior written consent of such Shareholder Group.  If a matter identified in Appendix 3, Part  A is submitted to the Board for approval by the Corporation’s directors, a vote in favour of such matter by the directors nominated by such Shareholder Group will suffice in lieu of such written consent.

4.4

Consultation.  In addition to the requirements of Section 4.3, as long as the Korean Consortium holds at least 25% of the total outstanding Shares, the Corporation will give as much advance notice as is reasonable in the circumstances of any pending material     decision of the Corporation, including any matter referred to in Appendix 3, Part B, with    the intent that the Corporation benefit from the knowledge, experience and views of the Korean Consortium.  The Corporation will provide relevant information to, and will    consult with, the Korean Consortium regarding any such material decision and will give    due consideration to the timely views of the Korean Consortium with respect to such decision.

4.5

By-laws.  The Shareholders agree to amend the by-laws or other constating documents of the Corporation to be consistent with this Agreement.

5.

Board of Directors

5.1

Board Composition

(a)

The articles of the Corporation will be amended to provide for a flexible Board with a minimum of five Directors.  The Parties agree that as at the Closing Date, the Board will consist of five directors comprising the individuals set out below:

Rowland Wallenius, a nominee of the Baja Mining Shareholder Group;

Mike Shaw, a nominee of the Baja Mining Shareholder Group;

Jin-Kyun Han, a nominee of the Korean Consortium;

Gook-Ho Lee, a nominee of the Korean Consortium; and

John Greenslade, a nominee of the Baja Mining Shareholder Group and the Chairman of the Board.

The number of Board members will remain at five and the Korean  Consortium will at all times be entitled to nominate two directors except in  the circumstances outlined in Section .

(b)

If at any time:

(1)

the Baja Mining Shareholder Group owns less than 70% of the total outstanding Shares; or

(2)

the Korean Consortium owns less than 25% of the total outstanding Shares;

then the number of Directors will be set at seven and each Shareholder   Group will be entitled to nominate that portion of the total number of Directors which is proportionate to its holding of the total outstanding    Shares (rounded up or down, as the case may be, to the next closest whole number).

(c)

The Chairman of the Board will be a nominee of the Shareholder Group which holds the largest number of Shares.

(d)

Each Shareholder shall vote its Shares to elect the Directors nominated in accordance with this Section .  Any Shareholder Group entitled to nominate and elect a Director shall be entitled to remove any such Director  by notice to such Director, the other Shareholders and the Corporation and    to nominate a replacement therefor.  Any vacancy by reason of death, disqualification, inability to act or resignation of any Director shall also be filled only by a nominee of the Shareholder Group whose nominee is no longer a Director.

(e)

To the extent permitted by the Act, each Shareholder Group that is entitled    to nominate a Director will be entitled, by notice in writing to the  Corporation and the other Shareholder Group, to appoint a person act as an alternate for the Director.  Such alternate Director will, in the absence or unavailability of the Director for which he or she is the alternate, be entitled  to attend, act and vote at Board meetings at which the Director is absent or unavailable.  The Board may establish reasonable rules for notice to and participation by alternate Directors.

5.2

Quorum and Voting

(a)

The quorum for meetings of the Board shall consist of a majority of the Directors, provided that at least one nominee of the Korean Consortium is in attendance.  If a quorum is not obtained at any meeting of Directors, the meeting shall be adjourned and may be reconvened upon three Business   Days notice to the Directors, at which reconvened meeting the quorum shall be those Directors in attendance.  The minutes of each meeting of the Board will be forwarded to the Directors as soon as practicable after such meeting and not later than 30 days after such meeting.

(b)

All matters determined by the Board shall be determined by a simple   majority approval of the Directors present at a properly constituted meeting of the Board.

In addition to such responsibilities as the Board may reasonably request, the Chairman will be responsible for:

(1)

ensuring that the reports and other information contemplated under this Agreement are delivered to the Directors in accordance with the requirements of this Agreement; and

(2)

facilitating communication between the Board and the President and other members of senior management of the Corporation (including answering questions that Directors may have or directing such questions to the President or senior management of the Corporation   to be answered in a timely fashion).

Where a dispute arises under Section  of this Agreement, the Chairman   will use his reasonable best efforts to assist the Parties in resolving the dispute during the 30-day period referred to in Section .  In this regard, the Chairman will be empowered to contact senior officers of any member of the Baja Mining Shareholder Group or the Korean Consortium to facilitate discussions between the Parties to resolve the dispute.

5.3

Board Committees

(a)

The Board may from time to time establish such committees as the Board deems advisable.

(b)

The mandate and functions of all Board committees shall be advisory in nature in that they will be restricted to making recommendations and reports to be acted on by the Board.

(c)

The provisions of Section  as to quorum and voting shall be applicable to any such committee.

(d)

Each Shareholder Group shall be entitled to representation on Board committees in the same proportion as its Board representation, except as provided in Section .

5.4

Technical Committee.  The Board will establish a Technical Committee     comprised of individuals having special expertise, knowledge or interest in the Boleo   Project.  The members of the Technical Committee will not be members of the Board.  The Technical Committee will provide advice on technical matters relating to the Boleo Project  to the President or as directed by the President in the first instance and, if necessary thereafter, to the Board.  Each Shareholder Group will be given at least seven Business   Days prior written notice of each meeting of the Technical Committee and will be entitled   to have at least one representative attend each meeting of the Technical Committee and    such representative will be entitled to participate in such meeting.

5.5

Manganese Committee.  The Parties acknowledge their interest in reviewing the potential for mining and production of manganese at the Boleo Project and undertaking   such review as expeditiously as possible.  The Corporation will forthwith establish a Manganese Committee comprised of individuals having special expertise, knowledge or interest in manganese mining, production and marketing.  The Manganese Committee will provide advice and recommendations to the Board on technical and commercial matters relating to manganese mining and production at the Boleo Project.  The Korean    Consortium will be entitled to have at least two representatives with relevant experience attend and participate in each meeting of the Manganese Committee and for that purpose  will be given at least ten Business Days prior written notice of each meeting of the Manganese Committee.  Such notice will describe in reasonable detail what aspects of manganese mining and/or production and/or marketing will be discussed at the meeting so individuals with relevant expertise will be able to attend.  All expenditures relating to  mining, producing and marketing manganese are must be included in a Development Plan and Budget approved in accordance with this Agreement.

5.6

Board Meeting Frequency

(a)

The Board shall meet at least once every three months at regularly    scheduled times agreed to in advance by the Board or upon ten Business  Days notice in writing to the Directors and, if a meeting of the Board is not so held, any Director may call a meeting of the Board on ten Business Days prior notice in writing to the other Directors.

(b)

Any Director may call a meeting of the Board once per calendar quarter on  ten Business Days prior notice in writing to the other Directors.

(c)

Notice of Board meetings may be waived by the Directors.

5.7

Directors’ Remuneration.  The Corporation shall be responsible for reimbursing each Director for all reasonable travelling expenses incurred by such Director in order to attend Board meetings.  The Shareholder Group nominating a Director shall pay such Director any fees to be paid to such individual for acting as a Director of the Corporation.

6.

Management

6.1

President.  The Board has appointed John Greenslade to act as the President of the Corporation for a period of three years from the Closing Date.

6.2

Officers.  The Board may appoint such additional officers with such titles and responsibilities as the Board may determine.

6.3

Employees.  The Corporation will have no employees.  The Parties acknowledge  that certain management services are presently provided to the Corporation by Baja Mining pursuant to a management services agreement dated January 1, 2008, as amended, and that additional services will be provided the Corporation by each of Desarrollos y Servicios Costeros, SA de CV and Servicios y Desarrollos Meseta Central, SA de CV, each a subsidiary of Invebaja (the “Service Subsidiaries”).

6.4

Secondments.  The Korean Consortium may nominate up to four persons for employment with the Service Subsidiaries (at the cost of the Service Subsidiaries) in order   to obtaining training and experience, provided that the nominees are suitably qualified and their services are reasonably required in connection with the Boleo Project, it being acknowledged that services of persons qualified in the financial, mine engineering, metallurgical engineering and product marketing areas are required.  Once Completion is achieved, continuation of employment of persons seconded by the Korean Consortium     may be subject to any legally mandated or appropriate balance of Mexican to foreign employees engaged in connection with the Boleo Project.  Each such nominee must be able to obtain all necessary visas and work permits, and, if required in connection with the position he or she is to fill, the nominee must have relevant language skills.  The Service Subsidiaries will provide all reasonable assistance with obtaining visas and work permits.     If the project manager agrees to an additional nominee of the Korean Consortium being employed by the Service Subsidiaries, the Korean Consortium will bear the cost of employing the additional nominee.

6.5

Management Authority.   Senior management of the Corporation will have the authority to:

(a)

implement any Development Plan under the direction of the Board;

(b)

implement any Financing Plan under the direction of the Board;

(c)

implement any Budget under the direction of the Board;

(d)

procure from third parties all material, supplies, machinery, equipment,  water, utility and transportation services required to achieve completion of the Boleo Project or required for Mining Operations in accordance with any Budget; such procurements to be made on the best terms available, taking  into account all of the circumstances and obtaining such customary  warranties and guarantees as are available in connection with such procurements, and in making such determinations, will consult with the Korean Consortium regarding any material procurements;

(e)

procure from third parties engineering, design, legal, accounting and other professional services required to achieve completion of the Boleo Project or required for Mining Operations in accordance with any Budget; such procurement to be made on the best terms available, taking into account all of the circumstances;

(f)

pay all expenses properly incurred in accordance with any Budget or prudent commercial practice;

(g)

keep the Property and assets free of all liens, pledges and encumbrances  (other than those permitted pursuant to this Agreement or which in the view  of senior management may reasonably be required in connection with the achievement of the Corporate Objectives, including without limitation liens, pledges and encumbrances required in connection with any financing of the Corporation) and, in the event of any lien being filed, proceed with diligence to contest or discharge the same.

The Corporation will provide the Parties with notice of any unbudgeted expenses    exceeding US$1 million, which will be presented to the Board for ratification at the next Board meeting.

6.6

Technology and Know-How.  Technology and know-how owned by each Shareholder Group shall be made available to the Corporation on reasonable commercial terms, and the Corporation shall make technology and know-how developed in connection with the Boleo Project available to each Shareholder Group upon reasonable commercial terms. provided in each case that nothing in this section  will require any Party to contravene the terms of any agreement with a third party to which it is party, including without limitation any confidentiality or licencing agreement.

7.

Budgets and Programs

7.1

Initial Work Program.  The Parties acknowledge that the Corporation has   delivered to each them a Financing Plan in respect of the financial year ended December    31, 2008, and acknowledge and agree that the Shareholders will make the 2008   contributions specified thereby by way of Shareholders loan when required do so by the Corporation, consistent with such Financing Plan.  The Parties agree that the procedure for requesting and making such contributions shall be the same as the procedure to be     followed in Section 8 in respect of contributions to be made under Budgets. The Parties further acknowledge and agree that contributions by the Shareholders for years subsequent  to 2008 will be specified in Budgets notwithstanding the inclusion in the Financing Plan of an interim funding schedule for years subsequent to 2008.

7.2

Draft Development Plan and Budgets.  Not less than 60 days prior to the commencement of each financial year of the Corporation beginning with the financial year commencing January 1, 2009, the Corporation shall send to the Directors a draft Development Plan and a draft Budget relating to the Boleo Project for each material  category of activity to be undertaken by the Corporation in such financial year in respect of the Boleo Project and Mining Operations.  Each such draft Development Plan and Budget shall include, where relevant, the financial model for the Boleo Project (including the forecast, construction, operational and technical data and the capital expenditures for the life of the Boleo Project and the operations of the Corporation), a statement of projected         cash flow, projected capital expenditure, projected shareholder contributions by quarter, exploration expenditures, operating expenditures and a manpower schedule of the technical, operating, management and contracting staff complement required to complete the Boleo Project and operate the mine.

7.3

Approval Process.  There will be a 30 day comment period on each draft Development Plan and Budget followed by circulation of the revised draft together with a notice calling a meeting of the Board not later than 30 days prior to the commencement of each financial year for consideration of such draft.  At such meeting of the Board, the    Board with or without revisions or adjustments, may approve any or all of the proposed Development Plan and Budget, which must be approved by the Shareholders, if required     by Section 4.3.  In the absence of such approval, the Corporation will continue operations based on the most recently approved Development Plan and Budget (and the expense items included therein) until a new Development Plan and Budget are approved.

7.4

 Financial and Management Reporting.  The financial and management reporting requirements of the Corporation as well as its control procedures and hedging and risk management policies shall be agreed by the Board.  All material accounting policies of the Corporation shall also be determined by the Board (or the audit committee of the Board, if applicable).  Such reporting requirements, control procedures and hedging and risk management policies shall also be approved by Shareholders to the extent required under Section 4.3.  The policies shall require in any event that the Corporation will forward to the Shareholders:

(a)

copies of the monthly financial statements and monthly reports provided to the Financial Institutions providing Project Debt Financing to the  Corporation, which shall be provided to the Shareholders concurrently with the provision of such statements and reports to such Financial Institutions;

(b)

within 45 days of the end of each calendar quarter, quarterly management accounts in a form which shall include:

(1)

a balance sheet, profit and loss account and cash flow statement for the quarter and year to date which will show the financial position of the Corporation and provide a comparison between budgeted and actual figures for the Boleo Project, together with an explanation of any significant variances between such figures, and a report on the Corporation’s performance; and

(2)

a quarterly cash flow projection, including a forecast of required Shareholder contributions for the next 12 months; and

(c)

within 90 days following the end of each financial year, the audited accounts of the Corporation.

The Corporation will forward to the Shareholders such additional financial information as any Shareholder may reasonably request from time to time, for example, to explain any variances between the budgeted and actual figures of the Corporation for any period.  In addition, the Corporation will provide such other non-financial information regarding the Boleo Project and its operation as a Shareholder may reasonably request.

7.5

Year End.  Unless and until altered in accordance with the terms of this Agreement, the Corporation’s financial year end shall be December 31 in each year.

7.6

Hedging and Risk Management.  The Corporation shall at all times have and comply with a hedging and risk management policy approved in accordance with Section .  The hedging and risk management policy will address, among other things,   commodity, interest rate and currency hedges.  The Korean Consortium shall be entitled at  all times to nominate one person to be a member of the risk management committee established under the hedging and risk management policy.

7.7

Audit of Corporation.  Without limitation of the foregoing, any Party shall be entitled to obtain from the Corporation and the Auditor, and the Corporation and its    Auditor shall make available without cost to such Party, all such financial and other information as such Party may require for purposes of reporting to its shareholders and complying with the disclosure requirements of public authorities in connection with   ongoing disclosure requirements and those related to public issues of securities.

8.

Contributions

8.1

Initial Equity Funding.  The Korean Consortium has made the Initial Equity Payment, as such term is defined in the Share Purchase Agreement.   The Initial Equity Payment will be treated by the Corporation as a Shareholders loan by KBC, and the Corporation may repay previous advances by way of Shareholder loan made by Invebaja in the same amount as the Initial Equity Payment.  Advances made by Invebaja to the Corporation prior to the date of this Agreement, which the Parties acknowledge total US$32,354,168, shall, to the extend not repaid, be deemed to have been advanced under     the Credit Agreement.

8.2

Additional Funding.  The Shareholders shall be under the obligation, when   required to do so in accordance with the then current Budget, to make contributions as specified therein by way of either Shareholder loans, or subscriptions for additional Shares, in either case in proportion to their then respective holdings of Shares in the Corporation.  The Budget shall establish whether each such contribution is to be made by way of loan or subscription for additional Shares, and the Corporation shall determine when the Shareholders are required to make their respective contributions (by quarter) and in the manner established in the Budget.  If the Budget requires contributions to be made by loan, each Shareholder will advance its contribution in accordance with the Credit Agreement.  The Parties acknowledge and agree that all expenditures on the Boleo Project required to be incurred in order for the Corporation to obtain funding under the Project Debt Financing   will be incurred prior to the application of funds by the Corporation to other expenditures. The Parties confirm that Invebaja’s share of additional funding will be provided in part by Invebaja through Shareholders loans and in part by the Korean Consortium through the    Baja Funding Loan.

8.3

Funding Notice.  The Corporation will provide the Shareholders with notice of contributions required to be made in accordance with Section  by sending a notice to   each Shareholder (a “Funding Notice”) setting out:

(a)

the amount of the contribution (which, for all Shareholders taken together, shall not be less than US$1 million at any one time);

(b)

the date on which such contribution is to be paid, which must not be less than 30 calendar days after the Funding Notice; and

(c)

the sections of the Financing Plan or Budget in respect of which the notice is being given.

A Funding Notice must indicate whether contributions are to be made by loan or by subscription for additional Shares as provided in the applicable Budget.

8.4

Remedies on Failure to Make Contributions.  If a Shareholder (the “defaulting Shareholder”) fails to make a contribution required to be made by way of either    Shareholder loans or subscriptions for additional Shares in accordance with Section  or Section , the Corporation shall forthwith give written notice the defaulting Shareholder and to each other Shareholder specifying the amount of the required contribution that the defaulting Shareholder has failed to pay.  If the defaulting Shareholder fails to make the required contribution within ten Business Days of such notice, then in addition to any other rights and remedies the Corporation may have to enforce the obligation to make the required contribution, the other Shareholder (the “non-defaulting Shareholder”) shall have the following rights

(a)

the non-defaulting Shareholder will be entitled (but not obligated) to loan funds to the Corporation on behalf of the defaulting Shareholder, which loan must be used by the defaulting shareholder to make the contribution (whether by loan or subscription for Shares) in respect of which it is in default.  The amount so loaned shall be considered a loan by the non-defaulting Shareholder to the defaulting Shareholder (a “Contribution   Loan”).  Each Contribution Loan shall be repayable by the defaulting Shareholder upon demand and, until repaid, the amount outstanding from  time to time shall bear interest at a rate per annum equal to 5% per annum above LIBOR, compounded monthly, payable at the same time as the payment of principal;

(b)

if the contribution in respect of which a default has occurred is required to    be made by a loan, the non-defaulting Shareholder will be entitled (but not obligated) to loan funds to the Corporation on its own behalf on the same terms that such funds would have been loaned by the defaulting Shareholder.  These loans will be repaid from funds available for distribution to the defaulting shareholder or which otherwise would have been available to  repay loans made by the defaulting Shareholder in priority to the defaulting Shareholder’s right to receive such funds;

(c)

a non-defaulting Shareholder who has made a loan to the Corporation pursuant to Section 8.4(b) may elect to convert all or any such loans into additional shares. The number of Shares to be issued to the non-defaulting shareholder will be determined by multiplying the total then issued and outstanding shares by a fraction (a) the numerator of which is the amount of such loans which the non-defaulting Shreholder wishes to convert, and (b)    the denominator of which is the aggregate equity and loan contributions   made to the Corporation by both shareholders (and not then rapid), inclusive of all amounts contributed prior to the date hereof plus any amounts contributed pursuant to this Agreement, but excluding the Baja Funding Loan, and multiplying the number of shares so obtained by two.    For the purpose of this determination, the total equity contribution nade by the Shareholders exclusive of the Baja Funding Loan shall be deemed to be $174,687,501 in the case of Invebaja, and $74,866,072 in the case of KBC. Such election will be communicated by the delivery of written notice in the manner contemplated by Section 18.11 to the Corporation of each member of the Shareholder Group which controls the defaulting Shareholder; and

(d)

if the contribution in respect of which a default has occurred is required to be made by a subscription for Shares, the non-defaulting Shareholder will be entitled (but not obligated) to purchase the Shares which were to have  been purchased by the Defaulting Shareholder;

The rights and remedies provided in this Section  are cumulative and not exclusive of   any rights and remedies provided by law or otherwise.

8.5

Funding Structure.  Unless otherwise agreed by the Parties, contributions will be made by each Shareholder in accordance with its respective shareholdings in the Corporation.  The Parties will co-operate to make such changes to the structure (but not the monetary amounts) as may be reasonably required to accommodate relevant accounting,    tax planning and operational considerations with respect to the Boleo Project.

9.

Baja Funding Loan.

The Korean Consortium covenants that the Baja Funding Loan will be made in accordance with its terms.  The Baja Funding Loan will, as and when made, be considered to be a Shareholder loan by Invebaja to the Corporation for the purpose of section 8.1, notwithstanding that it is made by and repayable to KBC in accordance with the Baja Funding Loan Agreement.

10.

Project Finance

10.1

Project Debt Financing.  Capital expenditures relating to the implementation of    the Boleo Project, together with working capital requirements shall be financed, to the maximum degree possible, on a project finance, non recourse basis with one or more Financial Institutions in accordance with the Financing Plan and the financing terms presented to and accepted by the parties at the closing of the Share Purchase Agreement,  with such changes as may be approved by the Board and, if required, the Shareholders (the “Project Debt Financing”).  It is understood and agreed that:

(a)

the Project Debt Financing will occur through the Corporation and that split-financing will not be permitted; and

(b)

no Party shall take any action or refrain from taking any action that is reasonably likely to be inconsistent with this Section  or reasonably likely to materially hinder the ability of the Corporation to obtain the Project Debt Financing.

Nothing in this Section  shall prevent any Party from exercising its rights under Section .

10.2

Completion Guarantees.  In connection with any Project Debt Financing, each Shareholder and each Shareholder Group shall provide the Completion Guarantees until Completion, if required, in order to implement the Project Debt Financing in the same proportion (severally, but not jointly) as their respective holdings of Shares.  Completion Guarantees from each Shareholder Group shall be provided by each entity within each Shareholder Group, including without limitation Baja Mining and each of the members of  the Korean Consortium.  Completion Guarantees of the Parties comprising the Korean Consortium will be provided on a several basis, based on their interests in the Korean Consortium, subject to the requirement that if any Party that is member of the Korean Consortium is not acceptable to the Financial Institutions providing Project Debt Financing to the Corporation, the Completion Guarantees of the Korean Consortium shall be joint      and several among members of the Korean Consortium in respect of the obligations of any such unacceptable Korean Consortium member.  Such acceptance by the Financial Institutions of a Party shall only be required once and is irrevocable.

10.3

Management to Negotiate.  The President of the Corporation or his nominee shall negotiate all Project Debt Financing proposals consistent with the terms and conditions specified above in consultation as appropriate with the Board.  The final terms of such Project Debt Financing shall be subject to approval by the Board, provided the terms and conditions are consistent with the terms and conditions specified above.  The final terms of such Completion Guarantees shall be subject to approval by the Board and the   Shareholders.

10.4

Parties to Make Commercially Reasonable Best Efforts.  Each of the Parties agrees to make its commercially reasonable best efforts to obtain all necessary approvals   for, and to obtain or enter into, as applicable, Project Debt Financing and Completion Guarantees as soon as practicable following the date hereof.

11.

Share Transfers

11.1

Share Transfer Restriction.  Except as expressly provided in this Agreement, or    as may otherwise be unanimously agreed, and except as may be required to obtain Project Debt Financing, no Party shall, directly or indirectly, sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any Shares or Related Shares, or Shareholder loans held by it, to any Person:

(a)

during the Hold Period; and

(b)

at any time, without first complying with Sections  and .

Notwithstanding the foregoing (but subject to any pledges, charges, mortgages or other encumbrances granted to banks or other lenders in connection with Project Debt    Financing), any member of a Shareholder Group may, directly or indirectly, sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any Shares or Related Shares or Shareholder loans held by it to (A) a Party that is an existing member of    a Shareholder Group, or (B) in the case of the Korean Consortium, any entity joining the Korean Consortium as contemplated by Section 5.9 of the Share Purchase Agreement (a “Transferee”), provided that, if the Transferee becomes a Shareholder or holder of Related Shares as a result and is not at that time a Party to this Agreement, prior to or concurrent  with such transfer, the Transferee will agree to be bound by the terms of this Agreement    and will enter into an agreement with the other Parties and the Corporation in respect  thereof, all in form and on terms satisfactory to the other Parties, acting reasonably.

11.2

Right of First Refusal  for Purchase of Shares

(a)

If, at any time during which the Hold Period is not in effect, any    Shareholder (the “Offeree”) receives from a third party (the “Third Party”), acting as principal and dealing at arm’s length with the Offeree, a bona fide written offer (a “Third Party Offer”), other than an offer resulting from compliance with the provisions of Section , to purchase for cash all or  any part of the Shares held by such Offeree (the “Offeree’s Shares”),  provided that the Third Party Offer must be for Shares representing not less than 10% of the outstanding Shares, which Third Party Offer the Offeree     has accepted (subject to compliance with the provisions of this Section), the Offeree shall deliver a notice in writing (the “Notice of Sale”) to the other shareholder(s) (each an “Other Shareholder”)  to the Other Shareholders offering to sell to such Other Shareholders the Offeree’s Shares at the same price and in all other respects on the same terms and conditions as provided  in the Third Party Offer.  The Offeree shall deliver with the Notice of Sale,     a true copy of the Third Party Offer and if the Third Party is a corporation,  the names of the principal shareholders (if available), officers and directors   of the Third Party and any information with respect to the financial capacity of the Third Party in the possession of the Offeree.  The offer contained in   the Notice of Sale shall be irrevocable except with the consent of the Other Shareholders and shall be open for acceptance for a period of 40 Business Days after the date upon which the Notice of Sale was received by the Other Shareholders (the “Acceptance Period”).

(b)

Upon the Notice of Sale being given, the Other Shareholders shall have the right to purchase all, but not less than all, of the Offeree’s Shares during the Acceptance Period in accordance with such Notice of Sale.  If an Other Shareholder is willing to purchase all of the Offeror’s Shares, the transaction of purchase and sale shall be completed within 40 Business     Days after the Other Shareholder has indicated that it wishes to exercise    such right, subject to extension to the extent necessary to obtain required regulatory approvals.  In the event that there is more than one Other Shareholder who wishes to purchase all but not less than all of the Offeree’s Shares, the Offeree’s Shares shall be deemed to have been offered and such offer accepted on a pro rata basis as between such Other Shareholders in accordance with their respective interests in the Corporation.

(c)

If no Other Shareholder accepts the offer contained in the Notice of Sale prior to the expiry of the Acceptance Period, the Offeree may sell the Offeree’s Shares to the Third Party at the price and upon the terms and conditions specified in the Third Party Offer within 90 days after the expiry  of the Acceptance Period subject to extension for up to 30 days to the extent necessary to obtain required regulatory approvals, provided that prior to or concurrent with such sale:

(1)

the Other Shareholders consent to the Third Party becoming a Shareholder, such consent not to be unreasonably withheld; and

(2)

the Third Party agrees to be bound by the terms of this Agreement   and enters into an agreement with the other Parties and the Corporation agreeing to be bound by the terms of this Agreement as a party hereto, in form and on terms satisfactory to the other Parties, acting reasonably.

11.3

Right of First Refusal for Purchase of Related Shares

(a)

If, at any time during which the Hold Period is not in effect, any Party or Parties (collectively, the “Offeree”) receive(s) from a third party (the “Third Party”), acting as principal and dealing at arm’s length with the Offeree, a bona fide written offer (the “Third Party Offer”) to purchase for cash all or any part of the Related Shares held by such Offeree (the “Offeree’s Related Shares”) which Third Party Offer the Offeree has accepted (subject to compliance with the provisions of this Section), the Offeree shall deliver a notice in writing (the “Notice of Sale”) to each Shareholder other than the Shareholder in which the Offeree’s Related Shares are held (each an “Other Shareholder”) offering to sell to such Other Shareholders the Offeree’s Related Shares at the same price and in all other respects on the same terms and conditions as provided in the Third Party Offer.  The Offeree shall  deliver with the Notice of Sale, a true copy of the Third Party Offer and if   the Third Party is a corporation, the names of the principal shareholders (if available), officers and directors of the Third Party and any information     with respect to the financial capacity of the Third Party in the possession of the Offeree.  The offer contained in the Notice of Sale shall be irrevocable except with the consent of the Other Shareholders and shall be open for acceptance for a period of 40 Business Days after the date upon which the Notice of Sale was received by the Other Shareholders (the “Acceptance Period”).

(b)

Upon the Notice of Sale being given, the Other Shareholders shall have the right to purchase all, but not less than all, of the Offeree’s Related Shares during the Acceptance Period in accordance with such Notice of Sale.  If an Other Shareholder is willing to purchase all of the Offeror’s Shares, the transaction of purchase and sale shall be completed within 40 Business     Days after the Other Shareholder has indicated that it wishes to exercise    such right, subject to extension to the extent necessary to obtain required regulatory approvals.  In the event that there is more than one Other Shareholder who wishes to purchase all but not less than all of the Offeree’s Related Shares, the Offeree’s Related Shares shall be deemed to have been offered and such offer accepted on a pro rata basis as between such Other Shareholders in accordance with their respective interests in the Corporation.

(c)

If no Other Shareholder accepts the offer contained in the Notice of Sale prior to the expiry of the Acceptance Period, the Offeree may sell the Offeree’s Related Shares to the Third Party at the price and upon the terms and conditions specified in the Third Party Offer within 90 days after the expiry of the Acceptance Period subject to extension for up to 30 days to     the extent necessary to obtain required regulatory approvals, provided that prior to or concurrent with such sale:

(1)

the Other Shareholders consent to the Third Party becoming a Shareholder, such consent not to be unreasonably withheld; and

(2)

the Third Party agrees to be bound by the terms of this Agreement   and enters into an agreement with the other Parties and the Corporation agreeing to be bound by the terms of this Agreement as    a party hereto, in form and on terms satisfactory to the other Parties, acting reasonably.

11.4

Right of First Offer

(a)

A Party (the “Seller”) which desires to sell all or any part of the Shares or Related Shares held by the Seller (provided that any sale of a part of Seller’s holdings must be for Shares representing not less than 10% of the outstanding Shares or Related Shares) at any time during which the Hold Period is not in effect shall first offer to sell such Shares or Related Shares to the members of the Shareholder Group of which it is not a member (each an “Other Shareholder”).  Any such sale of Shares or Related Shares is  subject to any pledges, charges, mortgages or other encumbrances granted to banks or other lenders in connection with Project Debt Financing.

(b)

Notice of the offer (the “Notice”) shall be sent to the Other Shareholders,  shall set out the number of Shares or Related Shares that the Seller desires to sell (the “Seller’s Shares”), and shall irrevocably offer to sell the Seller’s Shares for cash, to the Other Shareholders at the price set forth in the Notice.

(c)

Upon the Notice being given, the Other Shareholders shall have the right to accept the offer to purchase in accordance with such Notice all, but not less than all, of the Seller’s Shares during the Offer Period (as defined below).     In the event that more than one Other Shareholder wishes to purchase all     but not less than all of the Offeree’s Shares, the Offeree’s Shares shall be deemed to have been accepted on a pro rata basis as between such Other Shareholders in accordance with their respective interests in the Corporation.

(d)

Within 40 Business Days of having been given the Notice (the “Offer  Period”) an Other Shareholder may give to the Seller a notice in writing (an “Acceptance Notice”) accepting the offer contained in the Notice.  If an   Other Shareholder (or Other Shareholders, as the case may be) is willing to purchase all of the Seller’s Shares, the transaction of purchase and sale shall be completed within 40 Business Days of the expiry of the Offer Period subject to extension to the extent necessary to obtain required regulatory approvals.

(e)

If no Other Shareholder gives notice in accordance with the provisions of Section  that it is willing to purchase all of the Seller’s Shares, the rights of the Other Shareholders to purchase the Seller’s Shares shall cease and the Seller may sell the Seller’s Shares to any Person or Persons within  120 days after the expiry of the Offer Period, subject to extension for up to 30 days to the extent necessary to obtain required regulatory approvals and for a price and on other terms no more favourable to such Persons than those set out in the Notice, provided that prior to or concurrent with such sale:

(1)

the Other Shareholders consent to such Person or Persons becoming a Shareholder, such consent not to be unreasonably withheld; and

(2)

such Person or Persons agree to be bound by the terms of this Agreement and enter into an agreement with the remaining Shareholders and the Corporation in respect thereof, all in form and  on terms satisfactory to such Shareholders and the Corporation,   acting reasonably.

If the Seller’s Shares are not sold within the 120 day period, subject to extension for up to 30 days to the extent necessary to obtain required regulatory approvals, the rights of the Other Shareholders pursuant to this Section shall again take effect with respect to any sale of Shares of the Seller, and so on from time to time.

(f)

Notwithstanding the provisions of Section , before the Seller  completes any transfer of the Seller’s Shares to any other Person pursuant to the provisions of this Section , the Other Shareholders shall be entitled to require proof that the transfer was completed at a price and on other terms no more favourable to such Person than those that would have been applicable had an Other Shareholder or Other Shareholders agreed to  purchase the Seller’s Shares.

(g)

All Notices, Acceptance Notices or other notices given under this Section shall be given concurrently to the Parties and to the Corporation.

11.5

Approval of Share Sales.  Notwithstanding any other provision of this Section ,    a Shareholder (an “objecting Shareholder”) may provide written notice to a selling Shareholder that in the reasonable opinion of such objecting Shareholder, a third party purchaser does not have the financial resources or creditworthiness to meet its obligations under this Agreement or any agreement contemplated hereby, provided that no     Shareholder may object to a third party purchaser that is acceptable to the Financial Institution providing the Project Debt Financing.  In such case, such proposed sale of    Shares or Related Shares may not occur.

12.

Call Upon Shares.

If a Party that is a member of a Shareholder Group (the “Selling Shareholder”):

(a)

makes an assignment for the benefit of creditors, or commences, acquiesces  or consents to any proceedings under any bankruptcy or insolvency law, or avails itself of the benefit of any other legislation for the benefit of debtors    or is subject to any proceedings under any bankruptcy or insolvency law by  a third party which are not vacated, stayed or otherwise withdrawn within 60 days of the notice of the commencement; or

(b)

has granted a mortgage, pledge or other security interest in respect of its Shares as security for any Completion Guarantee given to a Financial Institution to obtain Project Debt Financing and such Financial Institution proceeds to realize on such security;

the Shareholder that is a member of the other Shareholder Group (the “Purchasing Shareholders”) will be entitled, in addition to and without prejudice to any other remedy to which the Purchasing Shareholders may be entitled under this Agreement, at law or in  equity, to purchase all but not less than all the Shares beneficially owned, directly and indirectly, by the Selling Shareholder and the Selling Shareholder shall be required to sell such Shares, at a price representing fair market value of the Shares, determined in  accordance with  hereto.  If the Selling Shareholder is a member of the Korean Consortium, the other members of the Korean Consortium shall have an opportunity to purchase the Shares in question before they may be purchased by any member of the Baja Mining Shareholder Group.

13.

Less than 10% Ownership.  If at any time any Shareholder (a “minor    shareholder”) beneficially owns in the aggregate, directly or indirectly, less than 10% of     the outstanding Shares:

(a)

the fair market value of the minor Shareholder’s Shares will be determined    in accordance with  hereof;

(b)

the remaining Shareholder may exercise the call rights set out in Section    by providing written notice to the minor Shareholder that it intends to  exercise such call rights, which notice must be delivered to the minor shareholder within 30 days after the fair value of the Shares is determined in accordance with .

14.

Distribution Policy

14.1

Distribution.  The Corporation shall distribute to the Shareholders in the form of dividends in each year, as and when declared by the Corporation out of moneys of the Corporation properly applicable to the payment of dividends, or in such kind and amounts   as the Corporation may determine, such dividends as the Corporation may declare, taking into account the Corporation’s net income for the immediately preceding financial year.  Such distributions shall be subject to any obligations the Corporation may have pursuant to the terms of applicable lending agreements to first apply funds available to it to other payments.

15.

Dispute Resolution

15.1

Dispute.  Where a dispute (excluding, for greater certainty, any dispute or disagreement concerning whether or not to approve any matter to be approved by the Shareholders pursuant to Section ) (a “Dispute”) arises out of or in connection with this Agreement or the rights and obligations of the Parties arising under this Agreement, the  Party alleging the Dispute may initiate the following dispute resolution procedure by furnishing the other Parties with a written notice setting out the nature of the matter or matters in dispute and the remedy requested.  If within 30 days, the Parties are unable to resolve the Dispute, a Party may serve on the other Parties a written notice of demand for resolution of the Dispute.  If the Dispute is of a technical, geological, metallurgical, engineering or environmental nature, then before being referred to arbitration, the Dispute shall be referred to a suitably qualified  expert (an “Expert”) to be selected by the Parties, acting reasonably and having regard to the nature of the Dispute.

If the Dispute is not resolved with the assistance of the Expert, and in all other cases, the Dispute shall be referred to arbitration in accordance with  hereto.  Arbitration shall be the exclusive means of resolving Disputes.  The results of an arbitration shall be binding on the Parties and may not be appealed.

15.2

Expert.  Where a Dispute is referred to an Expert:

(a)

the Expert shall be appointed within 15 days of the expiry of the 30 day     time period referred to in Section  and shall make its determination  within 30 days of its having been appointed.  In the event that the Parties are unable to agree on the appointment of an Expert within such 15 day period, the selection of the Expert will be referred to arbitration in accordance with the provisions of  hereto;

(b)

in reaching its recommendation the Expert shall take into account the General Principles set out in Section ;

(c)

the Expert shall be entitled to inspect all relevant documentation and to interview those of the Corporation’s management personnel whose information might be of assistance;

(d)

each Shareholder Group shall set out in reasonable detail its suggested resolution to the Dispute and the Expert shall recommend one of the two suggested resolutions put forward by the Shareholder Groups for consideration by the Expert.

(e)

the cost of the reference to the Expert shall be shared equally by the Shareholder Groups.

16.

Area of Interest

16.1

Acquisition.  Any Party or any affiliate thereof (an “Acquiring Party”) which    agrees to acquire, directly or indirectly, any mineral rights or surface rights within the Area of Interest or any option to acquire any such mineral or surface rights (an “Acquired Interest”) after the Closing Date shall, within 30 days of such agreement or option, furnish notice thereof to the Corporation specifying in reasonable detail the cost and other terms thereof, a description of the Acquired Interest, a copy of the instrument under which the Acquired Interest is to be acquired and copies of any and all legal documents and data in    the possession of the Acquiring Party concerning the Acquired Interest.

16.2

Offer to Corporation.  For a period of 60 days following receipt of such notice,     the Shareholder which is not the Acquiring Party (the “Other Shareholder”) may direct the Corporation to acquire the Acquired Interest whereupon the Corporation shall, within 10 days following such 60-day period, pay to the Acquiring Party the acquisition cost and expenses and assume any obligations assumed by the Acquiring Party upon acquisition of  the Acquired Interest.  If an affiliate of a Party is the Acquiring Party, the Shareholder and the such Party will use their commercially reasonable efforts to cause such affiliate to  comply with this Section .  If the Other Shareholder fails so to direct the Corporation within such 60-day period, the Acquiring Party shall be entitled to acquire the Acquired Interest which shall not thereafter be subject to the terms of this Agreement or included as part of the Area of Interest.  Each Shareholder and such Party agree to use their  commercially reasonable efforts to cause their affiliates, for so long as such Shareholder is    a holder of Shares and for a period of 24 months thereafter, not to acquire, directly or indirectly, alone or together with other Persons, any mineral rights or surface rights within the Area of Interest without first complying with the foregoing provisions.

17.

Confidentiality.

17.1

Information Property of Corporation; Confidential.  The terms and conditions    of this Agreement and all plans, budgets, models, data, reports and other information of     any kind relating to or arising from the conduct of operations at the Boleo Project,    including all information obtained by a Party in respect of the business and affairs of the Corporation, will be the exclusive property of the Corporation and will be treated as confidential by the Parties and not disclosed to any third party or to the public without the prior written consent of the other Parties, which consent will be not be unreasonably withheld.

17.2

Other Confidential Information.  Each of the Parties further agrees that any information which it receives about the business, operations, assets, liabilities, plans, prospects and affairs of any other Party as a result of the transactions contemplated by this Agreement and the related agreements contemplated hereby (“Other Confidential Information”) will be treated as confidential and will not be disclosed to any third party or   to the public without the prior written consent of the Party or Parties to whom such information belongs, which consent will be not be unreasonably withheld.

17.3

Public Announcements.  A Party shall be permitted to make such disclosure regarding this Agreement, the Property, the Boleo Project, or any Other Confidential Information as may be required by law or by the rules and regulations of any securities commission, stock exchange or other regulatory authority having jurisdiction over a Party, provided that such Party proposing to make any disclosure concerning such matters shall  first advise the other Parties as to the content of the proposed disclosure

17.4

Exceptions.  The restrictions of Section  on disclosure of information will not apply to disclosure by a Party or its representatives:

(a)

to an Affiliate, employee, contractor, subcontractor, consultant or  professional that has a bona fide need to be informed;

(b)

to a third party:

(1)

for the purposes of, directly or indirectly, effecting a transfer of the disclosing Party's Shares, debt of the Corporation owing to it and rights under this Agreement;

(2)

for purposes relating to the issuance of securities of the disclosing Party to the public; or

(3)

for purposes of arranging financing in connection with its obligations under this Agreement or other financing with a Financial Institution;

provided that such third party in the case of Sections  and   gives its undertaking to the Parties in form satisfactory to the   other Parties, acting reasonably, that such information will be kept confidential and not disclosed to others; or

(c)

of information which is or becomes part of the public domain, other than through a breach of the provisions of this Agreement by another Party.

17.5

Limitation.  No Party will be liable to any other Party for the fraudulent or   negligent disclosure of information by any of its directors, officers, employees or agents, provided that such Party has taken all reasonable steps to ensure the preservation of the confidential nature of such information.

17.6

Duration of Confidentiality.  The provisions of this Section  will apply during  the term of this Agreement and for two years following termination of this Agreement.

18.

General

18.1

Concerning Baja Mining.  Nothing in this agreement shall prevent Baja Mining from undertaking any reorganization, amalgamation, merger or other business combination, or from undertaking any transaction pursuant to which the securities of Baja Mining are converted into, or exchanged for other property, whether in the form of securities of    another corporation, cash or otherwise.

18.2

Lender Approvals Required for Share Transfers and Change of Control.  The Parties acknowledge that:

(a)

the Shares are subject to the share pledge agreement referred to in the restrictive legend in Section ;

(b)

lender approval may be required for any transfer of Shares, including,   without limitation, the approval of the Bayerische Hypo- und Vereinsbank AG; and

(c)

lender approval may be required for any change of control of the   Corporation.

18.3

Notation on Share Certificates.  Share certificates of the Corporation shall bear the following language:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE      TERMS AND CONDITIONS OF (A) A SHAREHOLDERS AGREEMENT MADE AS OF MAY 30, 2008; AND (B) SHARE PLEDGES TO THE EXPORT-IMPORT BANK OF KOREA AND THE BAYERISCHE HYPO- UND VEREINSBANK AG  PURSUANT TO SHARE PLEDGE AGREEMENTS MADE AS OF MAY 30, 2008, COPIES OF WHICH ARE ON FILE AT THE REGISTERED OFFICE OF THE CORPORATION.”

18.4

Benefit of the Agreement.  The Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties hereto.

18.5

Entire Agreement.  This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and shall cancel and supersede any prior understandings and agreements between the Parties with respect to    such subject matter.

18.6

Amendments and Waivers.  No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the Parties to this Agreement.

18.7

Assignment.  Except as may be expressly provided in this Agreement, none of the Parties to the Agreement may assign its rights or obligations under this Agreement without the prior written consent of all of the other Parties.

18.8

Communications

(a)

Subject to appropriate confidentiality undertakings from the Shareholder Groups to the Corporation, the Parties agree that the nominees of the Baja Mining Shareholder Group or the Korean Consortium who are Directors of the Corporation or directors of any subsidiary of the Corporation shall have access to all information of the Corporation necessary or advisable for them to carry out their duties as directors.  Such individuals may report to their respective Shareholder Groups any information in their possession in    relation to the Corporation or any subsidiary.  Such information shall be provided to senior officers designated by each Shareholder Group and other individuals employed by any member of the Shareholder Group on a need     to know basis.

(b)

Subject to Section 0, the Corporation will not communicate Commercially Sensitive Information of the Corporation to the Shareholder Groups except to such representatives of the Shareholder Groups that need to know such information to discharge statutory or regulatory obligations, and such Persons and their representatives will only use such information for such purposes.

(c)

No Shareholder Group will communicate any of its Commercially Sensitive Information to the Corporation, except to such representatives of the Corporation that need to know such information to discharge statutory or regulatory obligations, and the Corporation and its representatives will only use such information for such purposes.

(d)

No Shareholder Group will communicate any of its Commercially Sensitive Information to the other.  The Corporation will not communicate Commercially Sensitive Information of one Shareholder Group to another.

(e)

Any representative of the Corporation or a Shareholder Group who receives Commercially Sensitive Information of the Corporation shall use it only in    as specifically contemplated in this Section .

(f)

All written reports and other information contemplated under this Agreement will be prepared in the English language.

18.9

Termination.  This Agreement shall terminate upon:

(a)

the written agreement of all of the Shareholders;

(b)

the dissolution or bankruptcy of the Corporation or the making by the Corporation of an assignment under the provisions of any bankruptcy or insolvency law; or

(c)

one Person becoming the direct or indirect beneficial owner of all of the outstanding Shares or Related Shares.

18.10

Severability.  If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement shall continue in full force and effect.

18.11

Notices.  Any notice or other writing required or permitted to be given under this Agreement or for the purposes of the Agreement (referred to in this Section as a “notice”)    to any Party shall be sufficiently given if delivered personally, or if transmitted by fax  or    e-mail or other form of recorded communication tested prior to transmission to such Party:

(a)

in the case of MMB, as follows:

Minera y Metalurgica del Boleo, SA de CV
2350 - 1177 West Hastings Street
Vancouver, BC
V6E 2K3
Fax No.:

(604) 629-5228
E-mail:

jgreenslade@bajamining.com
Attention:

John Greenslade

with a copy (which shall not constitute notice to MMB) to:

Stikeman Elliott LLP
1700 – 666 Burrard Street
Vancouver, BC
V6C 2X8
Fax No.:

(604) 681-1825
E-mail:

nmcclure@stikeman.com
Attention:

Neville McClure

(b)

in the case of the Baja Mining Shareholder Group, as follows:

Baja Mining Corp.
2350 - 1177 West Hastings Street
Vancouver, BC
V6E2K3
Fax No.:

(604) 629-5228
E-mail:

jgreenslade@bajamining.com
Attention:

John Greenslade

with a copy (which shall not constitute notice to Baja Mining) to:

Stikeman Elliott LLP
1700 – 666 Burrard Street
Vancouver, BC
V6C 2X8
Fax No.:

(604) 681-1825
E-mail:

nmcclure@stikeman.com
Attention:

Neville McClure

(c)

in the case of the members of the Korean Consortium, as follows:

Korea Resources Corporation
79 Siheung-daero, Dongjak-Gu,
Seoul, Korea
Fax No.:

82-2-840-5608
E-mail   :

kmpchan@kores.or.kr
Attention :

Jin-Kyun Han

LS-Nikko Copper Inc.
20Fl. ASEM Tower, 159, Samseong-1dong, Gangnam-gu,
Seoul, 135-798, Korea
Fax No.:

82-2-2189-9804
E-mail   :

ghlee@lsnikko.com
Attention :

Gook-Ho Lee

Hyundai Hysco Co., Ltd.
28-6, Jamwon-dong, Seocho-gu,
Seoul 137-904, Korea
Fax No,:

82-2-2112-9080
E-mail   :

ysban@hysco.com
Attention :

BAN, Young Sam

Sk Networks Co., Ltd.
104-28, Yeongwa-dong, Jangan-gu,
Suwon-si, Gyeonggi-do, Korea
Fax No: 82-70-7800-0056
E-mail: ksham@sknetworks.co.kr
Attention: Ki Soo Ham

ILJIN Copper Foil Co., Ltd.
ILJIN Building 10F, Dohwa-2 Dong, Mapo-Gu,
Seoul 121-716, Korea
Fax No.: 82-2-707-9294
E-mail: hyundae.kim@iljin.co.kr
Attention  : KIM, Hyundae (Managing Director) and  HA, Hyunjun (Manager)

with a copy (which shall not constitute notice to any member of the Korean Consortium) to:

Lawson Lundell LLP
Suite 1600 Cathedral Place
925 West Georgia Street
Vancouver, British Columbia
V6C 3L2

Fax No.:

604.669.1620
E-mail:

gcraig@lawsonlundell.com
Attention:

Gordon M. Craig

or at such other address as the Party to whom such notice is to be given shall have last notified to the Party giving the same in the manner provided in this Section. Any notice personally delivered to the Party to whom it is addressed as provided in this Section shall    be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the notice shall be deemed to have    been given and received on the Business Day next following such day.  Any notice transmitted by fax or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.

18.12

Governing Law.  This Agreement shall be governed by the laws of England.  The Parties irrevocably submit to the non-exclusive jurisdiction of the courts of England solely   in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated herein, and hereby waive, and agree not to assert,   as a defence in any action for the interpretation and enforcement hereof or of any such document, that it is not subject thereto or that such action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such an English court.

18.13

Counterparts.     The parties may execute this Agreement in counterparts and  deliver it by fax, each of which will be considered an original and all of which together will constituter one agreement.

The Parties have executed this Agreement.

BAJA MINING CORP.
By:	/s/ John Greenslade
Authorized Signing Officer

MINERA Y METALURGICA DEL BOLEO SA DE CV
By:	/s/ John Greenslade
Authorized Signing Officer

INVEBAJA, SA de CV
By:	/s/ John Greenslade
Authorized Signing Officer

KOREA RESOURCES CORPORATION
By:	/s/ Jin-Kyun Han
Authorized Signing Officer

LS NIKKO COPPER INC.
By:	/s/ signed
Authorized Signing Officer

HYUNDAI HYSCO CO., LTD.
By:	/s/ signed
Authorized Signing Officer

SK NETWORKS CO., LTD.
By:	/s/ signed
Authorized Signing Officer

ILJIN COPPER FOIL CO., LTD.
By:	/s/ signed
Authorized Signing Officer

KOREAN BOLEO CORPORATION, SA de CV
By:	/s/ Jin-Kyun Han
Authorized Signing Officer

APPENDIX 1
DEFINITIONS AND INTERPRETATION

1.

Definitions

The following words and terms shall have the meanings set out below:

Act means the Ley General de Sociedades Mercantiles (Mexico), as it may be amended from time to time.

affiliate has the meaning given to it in the Securities Act (British Columbia) as it may be amended from time to time.

Agreement means this shareholders agreement between the Corporation, Baja Mining, Invebaja and each of the members of the Korean Consortium, and all attached appendices and all instruments supplemental to or in amendment or confirmation of the Agreement; and references to Sections are to the specified Sections of this Agreement.

Area of Interest means an area of 50 kilometers surrounding the claims and licence areas comprising the Property.

associate has the meaning given to it in the Securities Act (British Columbia) as it may be amended from time to time.

Auditor means the auditors of the Corporation appointed in accordance with this Agreement.

Baja Funding Loan means the loan to be made by KBC to the Corporation to partially fund Baja Mining’s required cash contribution in accordance with the Baja Funding Loan Agreement.

Baja Funding Loan Agreement means the Baja Funding Loan Agreement entered into between KBC as lender and the Corporation as borrower entered into concurrently with this Agreement.

Baja Mining means Baja Mining Corp., a corporation existing under the laws of British Columbia.

Baja Mining Shareholder Group means Baja Mining and any direct or indirect subsidiary of Baja Mining that owns Shares or holds Shareholder loans owing from the Corporation.

Board means the board of directors of the Corporation.

Boleo Project shall mean all of the Mining Operations actually conducted on or in relation to the Property or any other property owned or leased by the Corporation.

Budget means an annual budget approved in accordance with Section .

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for business in Seoul, Korea; London, England; Vancouver, British Columbia, and in Mexico City, Mexico.

Closing Date has the meaning defined in the Share Purchase Agreement.

Commercially Sensitive Information means proprietary business information including, without limitation; (a) invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing; (b) environmental audits and assessments; (c) feasibility studies; (d) present or future product prices or terms of sale, marketing plans, sales forecasts or shipments to particular customers; and (e) production or cost levels or unit costs of production.

Completion shall occur on the date: the completion tests under the terms of the Project Debt Financing have been satisfied or the Project otherwise reaches completion under the Project Debt Financing.

Completion Guarantees means the guarantees substantially in the form of Completion Guarantees that were satisfactory to the Financial Institutions and to KORES and Invebaja at the closing of the Share Purchase Agreement, with any changes that Shareholders giving such guarantees may approve.

Corporate Objectives means:  (a) the exploration for any and all forms of copper, cobalt, zinc, manganese or other minerals or gemstones from the surface or below the surface of the Property in accordance with recognized industry practices; (b) the development, operation, closure, restoration or reclamation of facilities to extract or otherwise obtain any forms of copper, cobalt, zinc, manganese and other minerals from the surface or below the surface of the Property on a commercially and technically feasible basis; or (c) any other activities or operations to evaluate, develop and exploit copper, cobalt, zinc, manganese and other minerals or gemstones from the surface or below the surface of the Property on a commercially and technically feasible basis; provided that, the first priority of the Corporation shall be the development and exploitation of the currently indicated copper, cobalt, zinc and other mineral inventories discovered to date on the Property.

Corporation means Minera y Metalurgica del Boleo, SA de CV, a corporation existing under the laws of Mexico, and its successors.

Credit Agreement means a loan agreement to be entered into between each Shareholder and the Corporation concurrently with the execution of this Agreement, substantially in the form attached as .

Development Plan means a development plan approved in accordance with Section .

Director means a director of the Corporation.

Expert has the meaning defined in Section .

Financial Institution means any nationally or internationally recognized commercial bank, lending or financial institution.

Financing Plan means a financing plan to fund the construction and start-up of the Boleo Project in the form presented to and accepted by the parties at the closing of the Share Purchase Agreement, consisting of a financial model, definitive feasibility study and funding schedule.

Funds available for distribution means funds available for distribution under the Project Debt Financing.

Hold Period means the period from the date of the Agreement until the date of Completion.

HH means Hyundai Hysco Co., Ltd., a corporation existing under the laws of the Republic of Korea, and its successors.

Iljin means Iljin Copper Foil Co., Ltd., a corporation existing under the laws of the Republic of Korea, and its successors.

Invebaja means Invebaja SA de CV, a corporation existing under the laws of the Republic of Korea, and its successors.

KBC means Korean Boleo Corporation, SA de CV, a corporation existing under the laws of Mexico, and its successors.

Korean Consortium means, collectively, KBC and each of the following corporations: KORES, LS Nikko, HH, Iljin and SK for so long as they hold shareholders controlled directly or indirectly by any if them holds shares in KBC, together with any other person that becomes a member of the Korean Consortium in addition to or in substitution for any of the foregoing corporations.

KORES means Korean Resources Corporation, a corporation existing under the laws of the Republic of Korea, and its successors.

LIBOR, with respect to any interest period, means the rate of interest (expressed as an annual rate) for deposits in US dollars for a period equal to the particular interest period which appears on the Reuters screen LIBOR 01 page as of 11:00 a.m. London time on the second Business Day before the first day of that interest period.

LS-Nikko means LS-Nikko Copper Corporation, a corporation existing under the laws of the Republic of Korea.

Mining Operations means every kind of work done in connection with the Property that relates to (a) the exploration for any and all forms of natural resources in, on the surface or below the surface of the Property, including, but not limited to, copper and other minerals or gemstones; (b) the development or operation of facilities to extract or otherwise obtain any and all forms of natural resources in, on the surface or below the surface of the Property, including, but not limited, to copper or any other minerals or gemstones; or (c) any other activities or operations to evaluate, develop or commercially exploit any and all forms of natural resources in, on the surface or below the surface of the Property, including, but not limited to, copper or any other minerals or gemstones.

Parties means, collectively, Baja Mining, Invebaja, the Corporation, KORES, LS -Nikko HH, Iljin, SK and KBC and any other Person which becomes a party to this Agreement, and “Party” means any one of them.

Person means and includes any individual, sole proprietorship, partnership, joint venture, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, a trustee, executor, administrator or other legal representative and any governmental authority or any agency or instrumentality thereof.

Project Debt Financing has the meaning ascribed thereto in Section  of the Agreement.

Property means the 16 mineral concessions comprising the Boleo Project  now owned, directly or indirectly, by the Corporation and its subsidiaries or its or their contractors, consultants or agents or acquired, directly or indirectly, by the Corporation or any of its subsidiaries or its or their contractors, consultants or agents, in connection with the mineral properties in Mexico (together with all surface rights, claims, licenses and permits, if any),  together with any property in which the Corporation hereafter acquires an interest and in respect of which the Development Plan identifies as an acceptable site for processing.

Related Shares means

(a)

with respect to the Baja Mining Shareholder Group, any of the shares in the capital of Invebaja

(b)

with respect to the Korean Consortium, any of the issued and outstanding shares in the capital of KBC.

Shareholder Group shall mean either the Baja Mining Shareholder Group or the Korean Consortium or the parent and any direct and indirect subsidiary of any other Shareholder that may become a party to this Agreement and that owns Shares or holds Shareholder loans owing from the Corporation.

Shareholders means the registered shareholders of Shares on the Corporation’s share register and “Shareholder” means any one of such registered holders of Shares.

Share Purchase Agreement means the share purchase agreement between Baja Mining, Invebaja, MMB and KORES dated April 17, 2008, as it may be amended from time to time.

Shares means nominative shares with a par value of 100 pesos each in the capital of the Corporation, and, where the context permits, includes (i) any securities into which such shares may be converted, reclassified, redesignated, subdivided, consolidated or otherwise changed, (ii) any securities of the Corporation which are received by any one or more Persons as a stock dividend or distribution on or in respect of such shares, and (iii) any security, other instrument or right that is convertible into or evidences the right to acquire any of the foregoing securities.

SK means SK Networks Co., Ltd., a corporation existing under the laws of the Republic of Korea, and its successors.

subsidiary has the meaning given to it in the Securities Act (British Columbia) as it may be amended from time to time.

US dollars and US$ means the lawful currency of the United States of America.

2.

Interpretation

2.1

The following rules of interpretation apply:

(a)

time is of the essence in the performance of the Parties’ respective obligations;

(b)

unless otherwise specified, all references to money amounts are to United States currency;

(c)

the descriptive headings of Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of content and shall not be used to interpret the provisions of this Agreement;

(d)

the use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits;

(e)

unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day which ends the period and by extending the period to the next Business Day following if the last day of the period is not a Business Day;

(f)

whenever any payment to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following; and

(g)

the word “including” , whether or not followed by the words “without limitation” or similar words means “including but not limited to”.

APPENDIX 2
CORPORATE CHART

Baja Mining Corp. (BC)
100%
Mintec Processing Ltd. (BC)
100%
Invebaja, S.A. de C.V. (Mexico)
70%
Desarrollos y Servicios Costeros, S.A. de C.V.
70%
Servicios y Desarrollos Meseta Central, S.A. de C.V
70%
Minera Metalurgica del Boleo, S.A. de C.V.
ILJIN Copper Foil Co., Ltd. (Korea)
100%
Korea Resources Corporation (Korea)
LS-Nikko Copper Inc. (Korea)
1.
Hyundai Hysco Co., Ltd. (Korea)
SK Networks Co., Ltd. (Korea)
Maia ILJIN Resources Investment Co., Ltd. (Korea)
33.334%
26.666%
16.668%
16.668%
6.666%
Korea Boleo Corporation, S.A. de C.V. (Mexico)
30%

APPENDIX 3
SHAREHOLDER APPROVAL MATTERS

PART A

1.

Any of the following fundamental corporate changes:

(a)

amendments to the articles or bylaws of the Corporation or any subsidiary  of the Corporation other than as expressly contemplated by the Shareholders Agreement;

(b)

any reduction or increase in the stated capital of the Corporation, except as contemplated by the Shareholders Agreement.

(c)

amendments to the rights, terms or conditions attaching to any issued or unissued shares of the Corporation;

(d)

changes to the distribution policy of the Corporation;

(e)

the amalgamation, statutory arrangement or merger of the Corporation with another Person;

(f)

the commencement or taking of any action to commence a voluntary dissolution, winding up or other steps to terminate the existence of the Corporation;

(g)

the issue, transfer, assignment, encumbrance or other disposition of the securities of the Corporation or any subsidiary of the Corporation to any Person, other than the Corporation, except in connection with any pledge to a Financial Institution for the purposes of Project Debt Financing or as may be expressly permitted by the Shareholders Agreement;

(h)

the sale or transfer of all or substantially all of the assets of the Corporation;

(i)

a continuance of the Corporation to another jurisdiction;

(j)

a change to the Corporation’s auditors or waiver of the appointment of an auditor;

(k)

any change to the financial year end of the Corporation; or

(l)

Any reorganization as defined in the Act.

2.

Any of the following matters undertaken in relation to the Boleo Project by the Corporation:

(a)

the formation or establishment of a subsidiary, the purchase of or investment in any body corporate or other entity, the acquisition of the whole or a part of the business of any Person for a value in excess of US$10 million, or the commencement of additional business operations;

(b)

the cessation of work at the Boleo Project, unless such cessation is required for operational reasons or to comply with any regulatory requirement or order of a governmental authority or court having jurisdiction;

(c)

the adoption of and changes to financial control procedures or material accounting policies (unless required to comply with regulatory requirements);

(d)

the adoption of and changes to the hedging and risk management policy;

(e)

any management, service or other agreement with any Person that is related to (including an affiliate or an associate, as those terms are defined in the Shareholders Agreement) Baja Mining, including the service agreements referred to in Section  of the Shareholders Agreement, and any material amendments thereto; or

(f)

encumbering any of the Corporation’s assets, except pursuant to Project Debt Financing, or in accordance with a Financing Plan, leasing arrangements or any successor arrangements.

3.

Material changes or amendments to the Financing Plan, Project Debt Financing, and Completion Guarantees, and all related documentation.

4.

Each Development Plan and Budget, provided that in the event of disagreement between KORES and any of the other members of the Korean Consortium respecting the approval of any Development Plan or Budget, KORES’s approval shall be determinative on behalf of the Korean Consortium.

5.

Any of the following entered into on behalf of the Corporation

(a)

any material agreement entered into prior to Completion with a value in excess of US$1,000,000, except as expressly provided for in the Shareholders Agreement;

(b)

any agreement to licence any technology or know-how developed for the Boleo Project to any Person that is not a member of a Shareholder Group.

6.

Any of the following expenditures:

(a)

any single expenditure of more than US$2.5 million that is not included in an approved Budget;

(b)

the initiation, conduct, abandonment or settlement of any arbitration or legal proceedings or regulatory proceedings (collectively “proceedings”) brought by or against the Corporation involving an aggregate value of more than US$5 million, except for the initiation, conduct, abandonment or settlement of any arbitration or legal proceedings relating to the enforcement of any payment obligations under any offtake contract or the enforcement of any rights of the Corporation against any Shareholder..

PART B

In addition to other matters as provided for in the Shareholders Agreement, the following are specific matters in respect of which the Corporation shall consult with the Korean Consortium pursuant to Section 4.4 of the Shareholders Agreement:

1.

Material agreements in connection with development and construction of the Boleo Project that have not been awarded as at May 30, 2008.

2.

Service or management agreements with Persons not related to a Shareholder Group, where the fee payable under the agreement (excluding reimbursement for third party costs charges to the Boleo Project) exceeds US$1 million.

3.

Appointment from time to time of the chief executive officer, chief operating officer and chief financial officer of the Corporation or the Boleo Project (with the exception of existing appointees)

APPENDIX 4
DETERMINATION OF PURCHASE PRICE FOR SHARES

1.

Each of the Baja Mining Shareholder Group and the Korean Consortium shall appoint a valuer to determine the fair market value of the Shares, being the value  therefof if sold in a single transaction determined in an open and unrestricted market between prudent parties, acting at arm's length and under no compulsion to act, and having reasonable knowledge of all relevant facts concerning the Corporation (the “Valuation”).  The Valuation shall be conducted in accordance with the valuation principles described below.  Each of the Baja Mining Shareholder Group and the Korean Consortium shall appoint its valuer as soon as possible but no later than 21 days after the event giving rise to the requirement to determine a purchase price for Shares (the “Triggering Date”)

2.

Each of the Baja Mining Shareholder Group and the Korean Consortium shall provide a copy of the Valuation prepared by its valuer to the other as soon as possible, but no later than 60 days after the Triggering Date.

3.

The Baja Mining Shareholder Group and the Korean Consortium shall then endeavour to agree on a mutually acceptable purchase price for the Shares.  If they cannot so agree within 30 days from the time both parties have received both Valuations, they shall appoint a third valuer, which valuer shall be qualified, independent and selected in compliance with the selection criteria described below and agreed to by both Parties.  The third valuer shall prepare a Valuation and deliver it to each of the Parties as soon as possible, but no later than 30 days after the appointment of that valuer.  The third Valuation shall then be compared to the first two Valuations.  Whichever of the first two Valuations is closer to the third Valuation shall be accepted by and shall be binding upon all Parties, and the purchase price for the Shares determined in accordance with this Appendix shall be the purchase price indicated by that binding Valuation.

4.

Notwithstanding any other provision of this Appendix, if either the Baja Mining Shareholder Group or the Korean Consortium shall fail to provide a copy of the Valuation prepared by its valuer within 60 days after the Triggering Date, the purchase price for the Shares determined in accordance with this Appendix shall be the purchase price indicated by the Valuation submitted by the other Shareholder Group.

Selection Criteria for Valuers

1.

Each valuer shall be qualified to perform the Valuation, having regard to the valuer’s credentials and experience relevant to the subject matter of the Valuation.

2.

No valuer shall be the independent auditor of the Corporation, any Shareholder or any affiliate of any Shareholder or any affiliate of such an auditor.

3.

Each valuer shall be independent from the Parties appointing the valuer.  In determining the independence of the valuer, a number of factors shall be considered, including:

(a)

the potential, if any, for bias on the part of the valuer as a result of the involvement of the valuer or any of its affiliates in an evaluation, appraisal or review of the financial status of either Shareholder or its affiliates or associates; and

(b)

the materiality to the valuer and its affiliates of the financial interest of the valuer and its affiliates in transactions during the 24 months preceding the date the valuer was first contacted in respect of the Valuation, in the completion of the subject transaction or in future business in respect of which an agreement, commitment or understanding exists involving either Shareholder or its affiliates and associates.

4.

Lack of independence shall be deemed to exist in the following situations:

(a)

where the valuer is an insider, associate or affiliate of either Shareholder appointing the valuer;

(b)

where the valuer or any of its affiliates is an advisor to either Shareholder in respect of the transaction; or

(c)

where the compensation of the valuer or any of its affiliates depends in whole or in part on any arrangement or understanding which gives the valuer or any of its affiliates a financial incentive in respect of the conclusions reached in the Valuation or the outcome of the transaction.

5.

A valuer does not lack independence solely by reason of the fact that a financial institution affiliated with such valuer provides in the ordinary course of business financial services to either Shareholder or its affiliates.  However, the materiality of the financial services either to the Party or the financial institution is a relevant factor in determining the independence of the valuer.  Where the financial services include being a lead lender or manager of the lending syndicate for the transaction in respect of which the Valuation is being obtained or where the financial services include being a lender of significant funds the possibility for repayment of which is materially enhanced by the transaction or where the financial circumstances of the Party or its affiliates is such that they could not readily replace the financial institution in question, the valuer shall be considered not to be independent.

6.

A valuer does not lack independence solely by reason of the valuer being or having been a member (but not manager or co-manager) of a soliciting dealer group in respect of a bid made by a party to which all members of the Investment Dealers Association of Canada and The Toronto Stock Exchange are invited to join, where the valuer in its capacity as a soliciting dealer does not perform services beyond the customary soliciting dealer’s function and does not receive more than the per security or per security holder fees payable to other members of the soliciting dealer group.

7.

The valuer must upon request disclose to the Parties any past, present or anticipated relationship between the valuer and either Shareholder appointing the valuer which may be relevant to a perceived lack of independence of the valuer, the compensation paid or payable to the valuer and any other factors relevant to a perceived lack of independence of the valuer.  Such disclosure will not remedy a lack of qualification or independence of the valuer.

Valuation Principles

1.

The Valuation must be performed in a diligent and professional manner.

2.

The valuer must value the Shares.

3.

The Valuation shall be as of a date that is not more than 120 days before the date of the transaction and shall contain appropriate adjustments for material intervening events.  The valuer should take into account all material factors known or ascertainable as of the date the Valuation is delivered.  The Parties must, on request by the valuer, promptly furnish the valuer with access to the management and advisors to the Corporation and to all information in their possession relevant to the Valuation, including all financial information they have furnished to their financiers or potential financiers of the proposed transaction.  The valuer is expected to use that access to perform a comprehensive review and analysis of information upon which the Valuation is based.  The valuer must form its own independent views of the reasonableness of this information, including any forecasts or projections or other measurements of the expected future performance of the enterprise, and of any of the assumptions upon which it is based and adjust the information accordingly.

4.

In arriving at an opinion as to the fair market value for the Shares, regard should be had to the application of each valuation approach which is appropriate in the circumstances.  Fair market valuation approaches could include:

(a)

capitalized earnings value;

(b)

capitalized and discounted cash flow value;

(c)

adjusted asset value;

(d)

comparable transaction value;

(e)

historical and prospective market prices relative to earnings and cash flow;

(f)

net book value;

(g)

going concern value;

(h)

liquidation value; and

(i)

break-up value.

5.

Where relevant data is available, consideration should be given to market factors such as recent purchases or sales of comparable companies, assets, securities or liabilities, market price earnings ratios and market yields.  If the transaction is considered in relation to purchases or sales or control positions of comparable companies or comparable assets or premiums paid in similar transactions, the transactions should be specifically identified and discussed.

6.

No downward adjustment should be made to the Valuation of the Shares to reflect the liquidity of the Shares, the effect of the transaction or the fact that the Shares do not form part of a controlling interest.

7.

The Valuation should contain a Section which considers and discusses any distinctive material value that might accrue to either Shareholder for whom the Valuation is prepared, based on information available.  Possible benefits to be considered would include any distinctive material advantage that the Party would likely derive from the acquisition or disposition of the Shares such as, among other things, the earlier use of available tax losses, lower income taxes, reduced costs, increased revenues and higher utilization.  The Valuation should disclose what amount, if any, of this value is included in the value arrived at and the reasons for the inclusion or exclusion.

8.

The Valuation report must disclose the identity and credentials of the firm providing the Valuation, the identity and credentials of any individuals who were principally responsible for the report’s preparation, the date the valuer was first contacted in respect of the transaction, the date on which the valuer was retained, the financial terms of the retainer, the subject matter of the Valuation, the date of the Valuation, the scope and purpose of the Valuation, the meaning of the word “value” in the circumstances, a description of the type of information and sources upon which the valuer relied, a description of the type of any information the valuer requested but was denied, the valuation approaches considered, the key assumptions made, the relative importance attached to assumptions made and factors considered, any other experts relief upon and the valuation conclusion reached.  The source of any fact which is material to the Valuation must be clearly stated, including sufficient details so that the significance of the fact can be reasonably assessed by a user of the report.

9.

The disclosure in the report of the scope of review should include a description of any limitation on the scope of the review and the implications of the limitation on the valuer’s conclusion.  Scope limitations should not be imposed by the Parties appointing the valuer or the valuer, but should be limited to those beyond the control of those persons which arise solely as a result of unusual circumstances.

10.

The valuation approach or approaches relied upon should be described and explained and the reasons for the reliance on a selected approach over another approach should be disclosed.  Full disclosure will usually entail a comparison of valuation calculations and the conclusions arrived at through different methods.  For example, if a certain valuation approach or approaches are considered to be appropriate, the calculations for the values determined should be disclosed and the rationale for accepting or rejecting them should be discussed fully.

11.

Consideration should be given to prior bona fide offers received within the 24 months preceding the date the valuer was retained pertaining to the subject matter of the Valuation and to prior valuations.  Where the Valuation conflicts with any prior valuations disclosed, the differences should be explained where it is practicable to do so based on the information provided in the prior valuation.

12.

Disclosure must be made by the valuer in the Valuation of the nature of any undue influence any interested party had or attempted to have upon the valuer.

13.

Independent valuation or appraisal work that results in a draft or a preliminary prior valuation for which the prior valuer or appraiser was not paid a fee and internal appraisal or valuation analyses prepared by a Party in the ordinary course of business and not made available to or involving the participation of any of the senior officers or directors of the Party do not constitute prior valuations.

14.

A prior Valuation includes a fairness opinion, if valuation or appraisal work was conducted to support the fairness opinion, and includes the supporting valuation or appraisal work.

15.

Market analysts’ reports and similar financial analysis prepared by, for and at the expense of a person or company other than either Shareholder or its affiliates and associates which, to the knowledge of the person or company required to disclose prior valuations, is not based on material non-public information furnished by or on behalf of a Party does not constitute a prior valuation.

APPENDIX 5
ARBITRATION PROCEDURES

1.

Any Dispute arising out of or in connection with this Agreement which is referred to arbitration pursuant to Section 17.1, including any questions regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the London Court of International Arbitration Rules (the “Rules”) which are deemed to be incorporated by reference into this Agreement.

2.

The number of arbitrators shall be three (one appointed by each Party and the Arbitrators so appointed shall agree on the appointment of an additional Arbitrator (the “Chairperson”)).

3.

The seat, or legal place, of arbitration shall be Sydney, Australia.

4.

The language to be used in the arbitral proceedings shall be English.

5.

The governing law of the contract shall be the substantive law of England.

6.

Each Party shall set out in reasonable detail its suggested resolution to the Dispute.

7.

The Arbitrators may make any order in respect of the Dispute which could be made by an English court having jurisdiction.  Any decision of the Arbitrators shall be made by a majority (failing a majority, by the Chairperson in accordance with the Rules).  The Chairperson will vote in all circumstances.

APPENDIX 6
FORM OF SHAREHOLDERS LOAN

MINERA y METALURGICA del BOLEO, S.A. de C.V.

as Borrower

- and –

●

as Lender

______________________________________________________________________________

CREDIT AGREEMENT

______________________________________________________________________________

______________________________________________________________________________

Dated for reference ●, 2008

THIS AGREEMENT is dated for reference ●, 2008.

BETWEEN:

MINERA y METALURGICA del BOLEO, S.A. de C.V.

as Borrower

OF THE FIRST PART

AND:

● as Lender

OF THE SECOND PART

WHEREAS the Lender wishes to make certain Advances to the Borrower by way of shareholder loans, and may from time to time in the future make further Advances;

AND WHEREAS the parties have agreed to set forth in this agreement the terms and conditions upon which such Advances will be outstanding;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein set forth and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1

Defined Terms.  As used in this agreement, including the recital and the schedules, unless there is something in the subject matter or the context inconsistent therewith, the following terms shall have the following meanings:

(1)

"Advance" means an advance of monies made by the Lender under the Credit Facility, and includes any monies outstanding as at the date of execution hereof by way of shareholder advances from the Lender to the Borrower.

(2)

"Available Funds" has the meaning the meaning set forth in section 2.1(3).

(3)

“Bankruptcy Event” means:

(a)

The Borrower is unable or admits inability to pay its debt as they fall due, suspends making payments on any of its debts, or, by reason of actual or anticipated fiancial difficulties, commences negotiations with on or more of its creditors with view to rescheduling any of its indebtdness;

(b)

the value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities);

(c)

a moratorium is declared in respect of any indebtedness of the Borrower; or

(d)

any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)

the suspension of payments, involuntary, relief, composition of it or its indebtedness, a moratorium of any indebtedness, winding-up,dissolution, administration or reoranisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower and, in the case of any proceedings instituted against it (but not instituted by it), the proceedings remain undismissed or unstayed for a period od thirty (30) days:

(ii)

a composition, stay of proceedings, compromise, assignment or arrangement with any creditor (or class of creditors) of the Borrower.

(iii)

the appointment of a trustee in bankruptcy, monitor, liquidator, receiver, administrator receiver, administrator, compulsory manager or other similar officer in respect to the Borrower; or

(iv)

enforcement of any lien, mortgage, charge or other encumbrance over any assets of Borrower;

or any analogous procedure or step is taken in any jurisdiction.

(4)

"Business Day" means any day (other than a Saturday, Sunday) on which banks are open for business in Seoul, Korea; London, England; Vancouver, British Columbia, and Mexico City, Mexico.

(5)

"Credit Facility" means the demand credit facility to be provided by the Lender to the Borrower as contemplated hereby, in such aggregate amount as shall be determined by the Lender and including US$● previously advanced by the Lender to the Borrower and outstanding as at the date hereof.

(6)

"Governmental Approval" means any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Governmental Authority, binding on or affecting the person referred to in the context in which the term is used or binding on or affecting the property of such person, in each case whether or not having the force of law.

(7)

"Governmental Authority" means the government of Canada, Mexico, the United Kingdom, the Republic of Korea, or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(8)

"Obligations" means at any time in respect of the Credit Facility, the amount equal to the sum of:

(a)

the principal outstanding under the Credit Facility; and

(b)

all accrued and unpaid expenses, costs and other amounts payable by the Borrower to the Lender pursuant to the provisions of this agreement.

(9)

"Other Shareholder Loan" means any loan facility made available to the Borrower by any shareholder that ranks equal to Advances under this Credit Facility, and specifically excludes the Baja Funding Loan.

(10)

"person" means any individual, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

(11)

“Project Debt Agreement” means the credit agreement to be entered into in implementation of the Project Debt Financing.

(12)

“Project Debt Financing” means the project finance arrangement ti be made available to the Borrower in accordance with the Project Debt Agreement.

(13)

"Repayment Date" means three yreas after payment in full of all amounts outstanding under the project Debt Facility and the termination of all commitments of the lenders under the Project Debt Agreement.

(14)

“Shareholders Agreement” means the shareholders agreement between baa Mining Corporation, Invebaja S.A. de C.V., the Borrower, Korea Resources Corporation, LS-Nikko copper Inc., Hyundai Hysco Co., Ltd. And Iljin Copper Foil Co., Ltd. Dated May 30, 2008.

(15)

"this agreement", "herein", "hereof", "hereto" and "hereunder" and similar expressions mean and refer to this agreement as supplemented or amended and not to any particular Article, section, paragraph, schedule or other portion hereof; and the expressions "Article", "section", "paragraph" and "schedule" followed by a number or letter mean and refer to the specified Article, section, paragraph or schedule of this agreement.

(16)

"US Dollars", "United States Dollars" and "US$" each mean lawful money of the United States of America in same day immediately available funds or, if such funds are not available, the form of money of the United States of    America that is customarily used in the settlement of international banking transactions on the day payment is due hereunder.

1.2

Interpretation.

(1)

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

(2)

Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(3)

The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

(4)

Unless the context requires otherwise:

(a)

any definition of or reference to any agreement, instrument or other document herein (including this agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein);

(b)

any reference herein to any person shall be construed to include such person’s successors and permitted assigns; and

(c)

any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(5)

All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in Canada.

(6)

The division of this agreement into Articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

ARTICLE 2
THE CREDIT FACILITY

2.1

Credit Facility.

(1)

Credit Facility.  Subject to the terms and conditions herein set forth:

(a)

All monies outstanding as at the date of execution hereof by way of shareholder advances from the Lender to the Borrower shall be considered to have been advanced under the Credit Facility;

(b)

Subject to (a) above, the Credit Facility is to be made available by the Lender from the date of execution hereof; and

(c)

the Credit Facility shall be available in US Dollars.

(2)

Availability Period.  Subject to the terms and conditions herein set forth, Advances will be made available by the Lender from time to time in its sole discretion, and in such amounts and on such notice from the Borrower as shall be acceptable to the Lender, up to the earlier to occur of:

(a)

demand by the Lender under section 4.1; and

(b)

such time as the Lender shall provide written notice of the withdrawal of further advances.

(3)

Source of Payments.  Notwithstanding any other term of this agreement, until the Repayment Date the Obligations shall be paid and repaid only from monies (“Available Funds”) that, in accordance with the relevant provisions of the Project Debt Agreement, are at the time of payment permitted to be used by the Borrower to make distributions to shreholders. Where the Project Debt Financing has been repaid in full, Available Funds shall be calculated as if the Project Debt Agreement was still in effect with no obligations payable thereunder.

2.2

Demand.  The principal outstanding and all other Obligations under the Credit Facility will become due and payable in full on demand by the Lender as set forth in section 4.1.

2.3

Prepayments.  At the time of making any payment on account of the principal outstanding under any one or more Other Shareholder Loans, the Borrower shall concurrently therewith make a payment on account of the principal outstanding under the Credit Facility, such that the percentage of the principal repaid under all Other Shareholder Loans and the principal repaid under the Credit Facility shall be the same.

2.4

Payments.  The Borrower shall make each payment to be made hereunder, not later than 3:00 p.m. (local time in the jurisdiction where the Lender’s account is maintained) in US Dollars on the day when due, in same day funds, by deposit of such funds to such account as the Lender shall stipulate. Whenever any payment hereunder is due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

2.5

No Interest on Advances.  No interest shall accrue or be payable on the unpaid principal amount of any Advance.

2.6

Priority.  The Credit Facility shall rank:

(1)

(subject to (2) below) behind and be subordinated to all other indebtedness of the Borrower for borrowed monies; and

(2)

pari passu with all Other Shareholder Loans.

The Lender shall enter into such subordination and other agreements, and take such further and other action, as may reasonably be required by the Borrower, or by any holder of indebtedness referred to in (1) above, in order to evidence and confirm the subordinated ranking of the Credit Facility herein contemplated (which agreements will provide for, inter alia, customary notice of default and standstill provisions applicable to subordinated shareholder debt).

2.7

Security.  The Credit Facility shall be unsecured.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as set forth in this Article 3.

3.1

Existence.  The Borrower:

(a)

has been duly incorporated and is a validly existing corporation under the laws of its jurisdiction of formation; and

(b)

is duly licensed or qualified and authorized to do business in such jurisdiction and is in good standing with respect to all corporate and similar filings required under applicable law.

3.2

Capacity.  The Borrower has full corporate right, power and authority to enter into, and perform its obligations under, this agreement, and has full corporate power and authority to own and operate its properties and to carry on its business as now conducted.

3.3

Authority.  The execution and delivery by the Borrower of this agreement and the consummation of the transactions contemplated hereby have been duly authorized by the directors of the Borrower.

3.4

Authorization, Governmental Approvals, etc.  All Governmental Approval required to be obtained on the part of the Borrower in connection with the execution, delivery and performance of this agreement have been obtained.

3.5

Enforceability.  This agreement has been duly executed and delivered by the Borrower and constitutes the valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

ARTICLE 4
DEMAND

4.1

Demand.  The Obligations shall become due and payable in full forthwith upon written demand by the Lender following the Repayment Date and subject to the availability of Available Funds.

4.2

Effect.  Upon demand by the Lender as contemplated by section 4.1, the Lender may commence such legal action or proceedings as it may deem expedient, all without any additional notice, presentation, demand, protest, notice of dishonour, or any other action, notice of all of which the Borrower hereby expressly waives to the extent permitted by applicable law.  The rights and remedies of the Lender hereunder are cumulative and are in addition to and not in substitution for any other rights or remedies provided by applicable law.

4.3

Right of Set-Off. Upon demand by the Lender as contemplated by section 4.1, the Lender is hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the Obligations. The rights of the Lender under this section are in addition to other rights and remedies (including other rights of setoff) that the Lender may have.

4.4

Limitation on Exercise of Rights, Remedies and Set-Off.  Notwithstanding the foregoing, the Lender shall not, prior to the Repayment Date, be entitled to exercise any rights or remedies under section 4.2 or any right of set-off under 4.3 unless, following demand being made under section 4.1,  there are Available Funds available from which the Obligations may be repaid.  In such event, such remedies may only be exercised to the extent that Available Funds are available, but have not been paid to the Lender in satisfaction or partial satisfaction of the Obligations.

ARTICLE 5
MISCELLANEOUS

5.1

Amendments, etc.  No amendment or waiver of any provision of this agreement, nor any consent to any departure by the Borrower herefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

5.2

Notices, etc.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, or sent by telecopier to the addresses or telecopier numbers specified below the signatures of the parties.

Notices sent by hand or overnight courier service shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given on a Business Day between 9:00 a.m. and 5:00 p.m. local time where the recipient is located, shall be deemed to have been given at 9:00 a.m. on the next Business Day for the recipient).

Either party may change its address or telecopier number for notices and other communications hereunder by notice to the other party.

5.3

Expenses and Indemnity.  The Borrower shall pay:

(a)

all reasonable out-of-pocket expenses incurred by the Lender in connection with the preparation, negotiation, execution, delivery and administration of this agreement or any amendments, modifications or waivers of the provisions hereof; and

(b)

all reasonable out-of-pocket expenses incurred by the Lender, including the reasonable fees, charges and disbursements of counsel, in connection with the enforcement or protection of its rights in connection with this agreement.

5.4

Judgment Currency.

(1)

Exchange Rate.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder to the Lender in one currency (in this section 5.4, the "Original Currency") into another currency (in this section 5.4, the "Judgment Currency"), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the Original Currency with the Judgment Currency on the Business Day preceding that on which final judgment is paid or satisfied.

(2)

Obligation.  The obligations of the Borrower in respect of any sum due in the Original Currency from it to the Lender hereunder shall, notwithstanding any judgment in any Judgment Currency, be discharged only to the extent that, on the Business Day following receipt by the Lender of any sum adjudged to be so due in such Judgment Currency, the Lender may in accordance with normal banking procedures purchase the Original Currency with such Judgment Currency.  If the amount of the Original Currency so purchased is less than the sum originally due to the Lender in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Lender in the Original Currency, the Lender agrees to remit such excess to the Borrower.

5.5

Governing Law, etc.  This agreement shall be governed by and construed in accordance with the laws of England.

5.6

Successors and Assigns.

(1)

General The provisions of this agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(2)

Assignment of Borrower. The Borrower may not assign any right, title, interest or liability under this agreement without the prior written consent of the Lender.

(3)

Assignment by Lender. The Lender may not assign any right, title, interest or liability under this agreement without prior written consent of the Borrower, which consent will not be unreasonably withheld; provided that the Lender may, without the consent of the Borrower, assign all (but not less than all) of its right, title, interest and liability under this agreement to any person that is a party to the shareholders Agreement. Notwithstanding the foregoing, the Lender may assign any or all of its interest under this agreement during the continuance of a Bankruptcy Event without the consent of the Borrower.

5.7

Counterparts.  This agreement:

(a)

 may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract; and

(b)

may be delivered by facsimile, email, or similar means of recorded transmission, each of which shall constitute effective delivery of this agreement by the relevant party.

IN WITNESS WHEREOF the parties have caused this agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MINERA y METALURGICA del BOLEO, S.A. de C.V.
Per:
Authorized Signatory
Per:
Authorized Signatory

●
Per:
Authorized Signatory
Per:
Authorized Signatory